(Exhibit 99)

[COOPER TIRE & RUBBER COMPANY LOGO] 701 Lima Ave. — Findlay, OH 45840 (419) 423-1321 — www.coopertire.com	NEWS RELEASE

COMPANY CONTACT:	Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE July 7, 2003

Cooper Tire & Rubber Company to Announce Second Quarter Results:
Weak Tire Demand to Leave Earnings Short of Expectations

FINDLAY, OHIO, July 7, 2003 — Cooper Tire & Rubber Company (NYSE: CTB) announced today that it will publish its financial results for the second quarter on July 17, 2003 before the market opens. The company also indicated that it expects those results to fall short of current analyst expectations.

“This was a difficult quarter,” said Tom Dattilo, Cooper’s Chairman, President and Chief Executive Officer. “Raw material prices were dramatically higher and overall demand for replacement tires was weak. The replacement tire industry remained very soft during the quarter. Although we did see strong improvement in the latter half of June, it was not enough to offset the weakness earlier in the period.”

While the Company had not previously provided specific earnings guidance for the second quarter, it now expects earnings per share to be in the range of 13 to 17 cents. These results include charges of 2 cents for restructuring, 4 cents related to temporary tire plant shutdowns, and a total of 2 cents for a minor accrual adjustment and the write off of certain tooling assets. Separately, the Company recognized a benefit of 6 cents from a reduction of prior period product liability and litigation expenses.

In addition to the guidance for the second quarter, the Company reaffirmed expectations that the second half of the year would show significant improvement over the first half.

A formal earnings release with additional details will be issued when the final quarterly results are available on July 17, 2003 prior to the opening of the market. In addition, a conference call in which management will discuss the results will follow at 11:00 a.m. (EDT). Individuals can access the call through simultaneous webcast on the Company’s investor relations web page at www.coopertire.com or at http://www.firstcallevents.com/service/ajwz383780413gf12.html. A replay of the conference call will be available at these same web addresses two hours following the completion of the call and continuing through Monday, July 28, 2003.

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Company Description

Cooper Tire & Rubber Company is headquartered in Findlay, Ohio and specializes in the manufacture and marketing of automotive products. Products for Cooper’s Tire Group include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment. In the Automotive Group, Cooper is an original equipment supplier of sealing, trim, NVH control systems and fluid handling systems for the automotive industry in North America, Europe, Australia and South America. Cooper has more than 20,000 employees and 52 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertire.com.

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